Exhibit 5.01

SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (805) 553-9367

May 5, 2020

SRAX, Inc.

456 Seaton Street

Los Angeles, CA 90013

Ladies and Gentlemen:

We have acted as counsel to SRAX, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time of up to $3,150,000 of shares (the “Shares”) of the Company’s Class A common stock, $0.001 par value (the “Common Stock”), covered by (a) the Company’s registration statement on Form S-3 (No. 333-235298), effective December 11, 2019 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), in respect of the Company’s Common Stock including the Shares and other securities of the Company, (b) the prospectus contained in the Registration Statement (the “Prospectus”), and (c) the Prospectus Supplement relating to the Shares, filed with the Commission on May 5, 2020, pursuant to Rule 424(b) promulgated under the 1933 Act (the “Prospectus Supplement”).  The Shares will be sold in accordance with the At Market Issuance Sales Agreement, dated May 5, 2020 (the “Sales Agreement”), between the Company and B. Riley FBR, Inc., on the terms and conditions set forth in Section 2 of the Sales Agreement.

In connection with the foregoing, we have examined the Registration Statement, the Prospectus, the Prospectus Supplement, and the Sales Agreement.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to factual matters material to the opinions set forth below, we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement, the Prospectus, the Prospectus Supplement, and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinions expressed herein.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Based upon and subject to the foregoing, and the other qualifications, assumptions, and limitations contained herein, we are of the opinion that:

Upon issuance and payment in accordance with the Sales Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We do not purport to express an opinion on any laws other than the general corporate laws of the State of Delaware, the laws of the State of California, and the federal laws of the United States.

SILVESTRE LAW GROUP, P.C.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SILVESTRE LAW GROUP, PC

2